UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 19, 2006

ZAP
(Exact name of Registrant as specified in its charter)

California	001-32534	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Louis Auletta and Mark Haywood

On July 19, 2006, Louis Auletta and Mark Haywood resigned as members of the Board of Directors of ZAP. Mr. Auletta and Mr. Haywood left for personal reasons and had no disputes with ZAP.

Election of Raymond F. Byrne and Peter H. Scholl

On July 19, 2006, the Board of Directors of ZAP elected Raymond F. Byrne and Peter H. Scholl to serve as directors of ZAP. Mr. Byrne has been appointed to serve on the Audit Committee and Compensation Committee of the Board of Directors and Mr. Scholl has been appointed to serve on the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee of the Board of Directors. Neither Mr. Byrne nor Mr. Scholl have been involved in any transactions with management, as that term is defined in Item 404(a) of Regulation S-B, nor is there any arrangement or understanding pursuant to which they were selected as directors.

Raymond F. Byrne, 58, is currently the President of North Coast Bank, a division of American River Bank. Prior to that he was Senior Vice President and Senior Lender of North Coast Bank from 2001 to 2003. From 2000 to 2001 he was Vice President and Manager of Bank of the West.

Peter H. Scholl, 60, is currently an independent engineering consultant. From 2003 to 2005, Mr. Scholl served as President of Rotoblock Inc. in Canada and Rotoblock Corporation, a Nevada corporation, in the development of Oscillating Piston Engine technology. He served as President of Unimont Inc., a real estate development firm, in Penticton, Canada from 2001 to 2003. From 1996 to 2000, Mr. Scholl worked on the development of water purification systems in Arizona. Mr. Scholl has a Bachelor's of Science degree in Mechanical Engineering from the Institute of Technology in Biel, Switzerland.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: July 25, 2006	By: /s/ Steven Schneider
Steven Schneider
Chief Executive Officer